Exhibit 10.1

LOAN AGREEMENT

dated as of April 19, 2007

among

Synutra International, Inc.

Liang Zhang

Xiuqing Meng

and

ABN AMRO Bank N.V.,
Hong Kong Branch

Page(s)

i

(continued)

Page(s)

ii

(continued)

Page(s)

EXHIBITS
Exhibit A	Form of Collateral Agreement
Exhibit B	Form of Loan Drawdown Notice
Exhibit C	Form of U.S. Counsel Opinion
Exhibit D	Form of PRC Counsel Opinion
Exhibit E	Form of BVI Counsel Opinion

iii

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is entered into as of April 19, 2007 by and among Synutra International, Inc., a Delaware corporation (the “Borrower”), Liang Zhang, Xiuqing Meng (“Individual Guarantors”) and ABN AMRO Bank N.V., Hong Kong Branch, as lender (the “Lender”) and as collateral agent (the “Collateral Agent”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABN AMRO” means ABN AMRO Bank N.V., Hong Kong Branch.

“Acquisition Recovery” means any claim brought by the Borrower or any of its Subsidiaries in connection with an asset acquisition against the seller of such assets; provided that the aggregate amount received by the Borrower or any Subsidiary of the Borrower in connection with such claim or series of claims exceeds US$3.0 million.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. In any event, each Individual Guarantor and its Affiliates shall be deemed Affiliates of the Borrower.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Alternate Interest Rate” means a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Margin.

“Applicable Margin” means 2.00% per annum.

“Applicable Rate” means for any day of the Closing Date 2.50% per annum.

“Asset Disposition” means the sale or other Disposition by the Borrower or any of its Subsidiaries (other than to the Borrower or another Subsidiary of the Borrower), other than in the Borrower’s or such Subsidiary’s ordinary course of business, of (a) Capital Stock of any Subsidiary of the Borrower or (b) assets of the Borrower and its Subsidiaries; provided that the aggregate amount received by the Borrower or any Subsidiaries in connection with such sales or other Dispositions exceeds US$3.0 million.

“Assignee” has the meaning specified in Section 9.07(a).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the date that falls 60 days after the Closing Date and (ii) any date of termination of the Commitment pursuant to Section 8.02(a);

“Base Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by ABN AMRO as its “prime rate” for US Dollar borrowings. The “prime rate” is a rate set by ABN AMRO based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by ABN AMRO shall take effect at the opening of business on the day specified in the public announcement of such change.

“Beams Power” means Beams Power Investment Limited, an International Business Act company re-registered as a BVI business company under the laws of the BVI.

“Borrower” means, Synutra International, Inc., a company organized under the laws of the State of Delaware.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York or Hong Kong and on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“BVI” means the British Virgin Islands.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change of Control” means the occurrence of one or more of the following events:

(a) the sale of all or substantially all the assets of the Borrower to another Person or any merger, amalgamation or consolidation involving the Borrower in which the Borrower shall not be the surviving Person;

(b) at any time the Permitted Holders are the beneficial owners and “control”, as determined pursuant to Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended, less than 67.0% of the total voting power of the Voting Stock of the Borrower (or any successor entity); or

(c) the adoption of a plan relating to the liquidation or dissolution of the Borrower.

“Closing Date” means the date of this Agreement.

“Collateral” means any and all “Collateral” as defined in the Collateral Agreement.

“Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Collateral Agreement” means the Collateral Agreement dated as of the date hereof (as amended from time to time) among the Borrower, Beams Power as the Lien Grantor (the “Lien Grantor”) and ABN AMRO as the Lender and Collateral Agent, substantially in the form of Exhibit A hereto.

“Collateral Permitted Liens” means any Permitted Lien set forth in clause (a) or (b) of the definition of Permitted Liens.

“Collateral Requirement” means the requirement that:

(a) the Lender and Collateral Agent shall have received counterparts of the Collateral Agreement duly executed and delivered on behalf of each of Beams Power and the Borrower, together with certificates for the Pledged Stocks delivered in accordance with the Collateral Agreement;

(b) the Issuer shall have delivered to the stock transfer agent of the Borrower stop transfer instructions and a lien registration notice with respect to the Pledged Stock, instructing the stock transfer agent not to effect any transfer of Pledged Stock without the consent of the Collateral Agent;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect or record such Liens to the extent, and with the priority, required by the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Lender for filing, registration or recording;

(d) Beams Power shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of the Collateral Agreement and related documents to which it is a party, the performance of the obligations of Beams Power thereunder and the granting of the Liens granted by Beams Power thereunder; and

(e) Beams Power shall have taken all other action required under the Collateral Agreement to perfect, register and/or record the Liens granted by it thereunder.

“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01(a) in an initial aggregate principal amount not to exceed US$35.0 million.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus

(a) the following items, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) restructuring expenses incurred during such period, (v) non-cash compensation resulting from stock based awards, deferred compensation or similar incentive compensation and (vi) other non-recurring costs and expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period); and minus

(b) the following items, to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any of its Subsidiaries, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary of the Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP and (d) any dividends paid on preference stock, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary of the Borrower during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary of the Borrower, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary of the Borrower as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary of the Borrower, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Contractual Obligation” means, as to any Person, any material provision of any debt, equity or hybrid security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its material properties is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means any borrowing of Loans pursuant to Section 2.01(a).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the Alternate Interest Rate).

“Disclosure Documents” means the Borrower’s (a) quarterly report filed with the U.S. SEC on Form 10Q/A (Amendment No. 1) on March 16, 2007, (b) annual report filed with the U.S. SEC on Form 10-KSB (Amendment No. 4) on March 16, 2007 and (c) any other document filed with the U.S. SEC during the period beginning on April 5, 2007 and ending on the day immediately preceding the Closing Date, including any exhibits thereto, whether included by incorporation by reference or otherwise.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Equity Offering” means any sale or series of related sales by the Borrower of Capital Stock of the Borrower to any person other than to an Individual Guarantor, any of their Affiliates, or any existing holder of Capital Stock of the Borrower; provided that the aggregate proceeds received by the Borrower from any such sale or series of sales exceeds US$3.0 million; provided that Equity Offering shall not include any sale or series of related sales by the Borrower of any Capital Stock, warrants, or options of the Borrower to directors or employees of Borrower and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Eurodollar Rate” means, for each day during any Interest Period, the rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the 1-month London interbank offered rate for deposits in US Dollars at approximately 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period, as adjusted from time to time in the Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; if for any reason such rate is not available, the “Eurodollar Rate” for such day shall be the rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the 1-month London interbank offered rate for deposits in US Dollars at approximately 11:00 a.m. (London time) on the second preceding Business Day, as adjusted from time to time in the Lender’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” shall mean, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, inclusive in each case of all interest, additions to Tax, penalties and other liabilities with respect thereto, (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits or similar Taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or as a result of a present or former connection between the recipient and such jurisdiction (other than any such connection arising from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, any of the Loan Documents) and (b) any withholding or backup withholding Tax that (i) is imposed under a law in effect at the time a Lender who is not party to this Agreement on the Closing Date becomes a party hereto or otherwise acquires an interest herein (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding or backup withholding Tax pursuant to Section 3.01(a) or (ii) is attributable to such Lender’s failure (or unreasonable delay) to comply with Section 3.01(d) or Section 3.01(e).

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Plan” means any employee benefit plan maintained by Borrower or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Governmental Authority other than the United States, any state thereof or any other political subdivision thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any derivative contract (and calculated based on termination values as of any relevant date);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any derivative contract on any date shall be deemed to be the termination value thereof as of such date.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 9.05.

“Individual Guarantor” means Liang Zhang, a citizen of the PRC with a PRC passport number G14902730 and currently domiciled in #103, Dongluyuan, Tongzhou District, Beijing PRC, and Xiuqing Meng, a citizen of Hong Kong Special Administrative Region of the PRC, with a Hong Kong Special Administrative Region passport number DA9001206 and currently domiciled in Unit D, 10/F, China Overseas Building, 139 Hennessy Road, Wanchai, Hong Kong, HK, and “Individual Guarantors” means both of them.

“Insurance Claim” means any claim brought by the Borrower or any of its Subsidiaries against an insurance carrier of the Borrower, any Subsidiary of the Borrower or any other insurance carrier; provided that the aggregate amount received by the Borrower or any of its Subsidiaries in connection with any insured event or series of insured events exceeds US$3.0 million.

“Interest Payment Date” means, as to any Loan, (x) the last day of the then current Interest Period applicable to such Loan and (y) the Maturity Date.

“Interest Period” means, as to each Loan, (x) the initial period commencing on the date such Loan is disbursed or continued and ending on the date one (1) month thereafter and (y) each successive one-month period thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) the Interest Period applicable to Loans and other obligations accruing interest at the Default Rate after the Maturity Date under any Loan Document shall be daily.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Laws” means, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto or as determined pursuant to Section 9.07.

“Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01(a).

“Loan Documents” means this Agreement, the Collateral Agreement or any other Security Documents and any fee and expense reimbursement letter agreements entered into among the parties hereto in connection herewith.

“Loan Drawdown Notice” means a request for a Loan substantially in the form of Exhibit B hereto.

“Margin Stock” means any “margin stock” (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System of the United States).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, operations, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Obligor; (b) a material impairment of the ability of any Obligor to perform its obligations under any Loan Document to which any Obligor is a party; or (c) a material adverse effect upon the Collateral or upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary of the Borrower that would be a “significant subsidiary” for purposes of the consolidated financial statements of the Borrower, as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the United States Securities Act of 1933, as amended, as such regulation is in effect from time to time; provided that the term “10 percent” in each of clause (1) and (2) of such Rule will be substituted by the term “5 percent” for purposes of this determination; provided further that Qingdao ST George Dairy Co. Ltd shall at all times be a Material Subsidiary.

“Maturity Date” means October 19, 2007 in regard to each Loan, or if such date is not a Business Day, the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Notice No. 75” has the meaning specified in Section 5.18.

“Obligation Currency” has the meaning specified in Section 9.18.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligor” means each of the Borrower and the Individual Guarantors; provided that for purposes of Article 8 only, the term shall also include the Lien Grantor under the Collateral Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 9.07(b).

“Permitted Holders” means any or all of the following:

(a) Liang Zhang and Xiuqing Meng; and

(b) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 95% or more by Persons specified in clause (a).

“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Governmental Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any environmental claim):

(a) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 6.03;

(b) Liens arising pursuant to any Loan Document;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) the existing Liens set forth on Schedule 7.01;

(e) in the case of the Borrower, other Liens so long as the aggregate fair market value of all assets of the Borrower which are subject to Liens permitted only by this paragraph (e) does not exceed US$1.0 million;

(f) in the case of each Individual Guarantor, (i) a Lien on his primary residence securing obligations not exceeding the US Dollar equivalent of US$3.0 million and (ii) a Lien or Liens securing additional obligations not exceeding the US Dollar equivalent of US$4.0 million, which Lien(s) may be upon his primary residence or upon any other assets;

(g) statutory Liens of landlords, Liens of collecting banks under the Uniform Commercial Code on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(h) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(i) any attachment or judgment Lien not constituting an Event of Default under Section 8.01(j);

(j) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(k) easements, right-of-way restrictions, encroachments, and other minor defects or irregularities in titles, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(l) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(m) Liens arising from filing Uniform Commercial Code financing statements relating solely to leases not prohibited by this Agreement;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(p) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Borrower and its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Stock” means any shares of Capital Stock of the Borrower constituting Collateral.

“PRC” means the People’s Republic of China.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means any of the president, chief executive officer and chief financial officer of the Borrower. Any document delivered hereunder signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.

“Security Documents” means the Collateral Agreement and any additional pledges, security agreements or mortgages required to be delivered from time to time pursuant to the Loan Agreement or Collateral Agreement, and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“United States” and “U.S.” mean the United States of America.

“US Dollar” and “US$” mean lawful money of the United States.

“U.S. SEC” means the United States Securities and Exchange Commission or any successor Governmental Authority.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Section 1.02. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii) Article, Section, Exhibit and Appendix references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) References to “him” or “he” or “his” shall also refer to the opposite gender.

Section 1.03. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

Section 1.04. References to Agreements, Laws and Persons. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) references to any Person include its successors and permitted assigns.

Section 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Hong Kong time.

ARTICLE 2
THE COMMITMENTS AND THE LOANS

Section 2.01. Loans.

(a) Subject to the terms and conditions set forth herein, the Lender agrees to (i) make loans (the “Loans”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed the Commitment. The Commitment is not revolving in nature, and amounts repaid or prepaid may not be reborrowed.

(b) Upon satisfaction of the conditions set forth in Section 4.01, the Lender shall make the proceeds of the Loan available to the Borrower by wire transfer of such proceeds in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) The Commitment shall terminate at the close of business on the last day of the Availability Period whether or not Loans were made.

Section 2.02. Prepayments.

(a) Optional. The Borrower may, upon notice to the Lender, on any Business Day voluntarily prepay any Loan in whole or in part without premium or penalty, but subject to Section 3.05; provided that such notice must be received by the Lender not later than 1:00 p.m. local time at the Lending Office ten Business Days prior to any date of prepayment and (ii) any prepayment of a Loan shall be in a principal amount of US$5,000,000 or a multiple of US$1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding under such Loan. Each such notice shall specify the date and amount of such prepayment and shall be delivered to the Lender appropriately completed and signed by a Responsible Officer. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) Upon the occurrence of a Change of Control, but subject to Article 8, (x) the Borrower shall, on the first Business Day thereafter, prepay, without premium or penalty, but subject to Section 3.05, all and any amounts outstanding under the Loans and (y) any remaining Commitments shall terminate.

(ii) Upon the date of receipt of any net proceeds by the Borrower from an (1) Equity Offering, (2) Asset Disposition, (3) Insurance Claim or (4) Acquisition Recovery, in a cumulative aggregate amount in excess of US$3.0 million (since any prior prepayment effected hereunder) the Borrower shall prepay, without premium or penalty (other than pursuant to Section 3.05), a principal amount of Loans equal to the aggregate net proceeds so received, rounded down to the nearest multiple of US$100,000. Such prepayment shall be applied to prepay the outstanding Loans on a pro rata basis. To the extent that the aggregate amount of such net proceeds exceeds the aggregate amount of Loans outstanding at such time, the Commitment shall be reduced in an amount equal to such excess amount.

Section 2.03. Repayment of Loans. Subject to Section 2.02(b) and Article 8, the Borrower shall repay to the Lender on the Maturity Date the principal amount of all Loans outstanding on such date.

Section 2.04. Interest.

(a) Subject to the provisions of subsection (b) below and other relevant provisions hereof, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) If any amount payable by any Obligor under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default has occurred and is continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate equal to the Default Rate, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past-due amounts (including interest on past-due interest) shall be due and payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.05. Computation of Interest. All computations of interest hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year); provided that Obligations accruing Default Interest shall be calculated on a compounded daily basis. Interest shall accrue for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is repaid.

Section 2.06. Evidence of Debt. Each Loan shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of any Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Obligor to pay any amount owing with respect to the Obligations.

Section 2.07. Payments Generally.

(a) All payments to be made by any Obligor shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Obligor hereunder shall be made to the Lender at the applicable Lending Office in US Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. All payments received by the Lender after 1:00 p.m. local time at the Lending Office shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by any Obligor shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(c) Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.08. Fees and Expenses.

(a) Fees and Expenses. Within five Business Days after presentation of the relevant invoices to the Borrower, the Borrower shall pay to the Lender the amount of all fees and expenses payable by the Borrower pursuant to Section 9.04.

(b) Commitment Fees. The Borrower shall pay to the Lender for the account of the Commitment, a commitment fee at a rate per annum equal to 1.00% on the actual daily amount by which the Commitment exceeds the aggregate outstanding amount under the Loans. The commitment fee shall accrue at all times during the relevant Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable on each of May 19, 2007 and June 19, 2007. The commitment fee shall be calculated monthly in arrears.

ARTICLE 3
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a) Any and all payments by any Obligor to or for the account of the Lender under any Loan Document to or for the account of the beneficiary thereof shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If any Obligor shall be required by any Laws to deduct any Indemnified Taxes (including Other Taxes) from or in respect of any sum payable under any Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) as promptly as practicable after the date of such payment, such Obligor shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower agrees to indemnify the Lender for (i) the full amount of any Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this subsection (c) shall be made within ten days after the date the Lender makes a demand therefor.

(d) Any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or as otherwise prescribed by applicable Law, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(e) Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Borrower that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Borrower (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or as otherwise prescribed by applicable Law, but only if such Lender is legally entitled to do so), duly executed and properly completed copies of Internal Revenue Service Form W-9.

(f) If a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.

Section 3.02. Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lending Office to make, maintain or fund any Loan, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make such Loan shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice with respect to any Loan, the Borrower shall, upon demand from the Lender, prepay such Loan. Notwithstanding the foregoing, the Borrower may, at its option by notice to the Lender, in lieu of prepaying a Loan pursuant to this Section 3.02, elect that such Loan shall bear interest at the Alternate Interest Rate from the date on which such prepayment would otherwise have been required until the Lender notifies the Borrower that the circumstances giving rise thereto no longer exist. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

Section 3.03. Inability to Determine Eurodollar Rate. If the Lender determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any day, or that the Eurodollar Rate for any day does not adequately and fairly reflect the cost to the Lender of funding the Loans, the Lender will promptly so notify the Borrower. Thereafter, the Loans shall bear interest at the Alternate Interest Rate until the Lender revokes such notice.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy.

(a) If the Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Lender’s compliance therewith, there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Loans, or a reduction in the amount received or receivable by the Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States, Hong Kong or any other foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Lender is organized or has its Lending Office; and it being understood that, to the extent duplicative of the provisions of Section 3.01, this Section 3.04 shall not apply to Taxes), or (iii) regulatory costs (whether or not reflected in an adjustment by the Lender to the Eurodollar Rate), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such increased cost or reduction.

(b) If the Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of the Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Lender’s desired return on capital), then from time to time upon demand of the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such reduction.

Section 3.05. Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (a) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow a Loan on the date or in the amount notified by the Borrower in accordance with this Agreement, or (b) the prepayment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

Section 3.06. Requests for Compensation. A certificate of the Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

Section 3.07. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE 4
CONDITIONS PRECEDENT

Section 4.01. Conditions to All Credit Extensions. The obligation of the Lender to make any Credit Extension hereunder is subject to satisfaction of the following conditions precedent; provided that the Lender may waive any such condition in its sole discretion:

(a) The Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(i) counterparts of this Agreement, duly executed by each Obligor;

(ii) counterparts of the Collateral Agreement, duly executed by each party thereto;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of any such Responsible Officer authorized to so act in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv) such documents and certifications as the Lender may reasonably require to evidence (x) that the Borrower and the Lien Grantor are duly organized or formed, validly existing and in good standing and (y) have taken all necessary or appropriate corporate or other actions to authorize and enter into the Loan Documents;

(v) a favorable opinion of O’Melveny & Myers LLP, United States counsel to the Obligors, addressed to the Lender, substantially in the form set forth in Exhibit C hereto and such other matters concerning the Obligors, the Lien Grantor and the Loan Documents as the Lender may reasonably request in form and substance satisfactory to the Lender;

(vi) a favorable opinion of DeHeng Law Office, PRC counsel to the Obligors, addressed to the Lender, substantially in the form set forth in Exhibit D hereto and such other matters concerning the Obligors, the Lien Grantor and the Loan Documents as the Lender may reasonably request in form and substance satisfactory to the Lender;

(vii) a favorable opinion of Conyers Dill & Pearman, BVI counsel to the Obligors, addressed to the Lender, substantially in the form set forth in Exhibit E hereto and such other matters concerning the Obligors, the Lien Grantor and the Loan Documents as the Lender may reasonably request in form and substance satisfactory to the Lender;

(viii) a certificate signed by each Obligor certifying (A) that the conditions specified in Sections 4.01(c) and (d) have been satisfied, and (B) that since the respective dates of which information is set forth in the Disclosure Documents, there has been no event or circumstance, either individually or in the aggregate, that has had or would be reasonably expected to have a Material Adverse Effect; and

(ix) such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.

(b) The Collateral Requirement shall have been satisfied.

(c) The representations and warranties of the Obligors and the Lien Grantor contained in Article 5 of this Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of Article 1 the Closing Date and Article 2 immediately prior to and after giving effect to the relevant Credit Extension; provided that, with respect to Schedules 5.10 and 5.17, the Borrower may, in connection with any Credit Extension, update such schedules, solely to reflect any additional Subsidiaries the Borrower may have formed or acquired.

(d) No Default shall exist, or would result from the relevant Credit Extension and all of the Loan Documents shall be in full force and effect.

(e) All fees and reasonable expense reimbursements arising under or in connection with a Loan Document and payable to the Lender or the Collateral Agent by the Borrower, the Lien Grantor or the Individual Guarantors shall either (x) have been paid and satisfied or (y) arrangements satisfactory to the Lender, in its reasonable discretion, regarding the concurrent or expected future payment of such fees and expenses in a timely manner shall have been established.

(f) The Availability Period is continuing.

(g) The Commitment has not been terminated.

(h) The Lender’s receipt of a Loan Drawdown Notice at least two Business Days prior to the date of the respective Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Lender that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws. The Borrower and each Material Subsidiary (a) in the case of the Borrower, is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware, and in the case of a Material Subsidiary, is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction where it was organized or formed, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is party, have been duly authorized by all necessary corporate action, and do not and will not contravene the terms of any of its Organization Documents. The execution, delivery and performance by each Obligor of each Loan Document to which he or it is a party do not and will not (e) conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created by the Collateral Agreements) under, (i) any Contractual Obligation to which any Obligor or any Affiliate of any Obligor is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Obligor or any Affiliate of any Obligor or his or its property is subject; or (iii) violate any Law.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document to which any Obligor is a party, when delivered hereunder, will have been duly executed and delivered by such Obligor. This Agreement constitutes, and each such other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05. Disclosure Documents; No Material Adverse Effect.

(a) The Disclosure Documents do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) Since the respective dates as of which information is set forth in the Disclosure Documents, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Obligors after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Obligor or any Affiliate of any Obligor or against any of its or their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither any Obligor nor any Affiliate of any Obligor is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Ownership of Collateral; Liens. Beams Power has good title to the Collateral and the Capital Stock of the Borrower constituting the pledged Collateral has been duly and validly issued, and is outstanding and non-assessable and is registered in the name of Beams Power on the stock transfer records of the Borrower. The Collateral is also not subject to any Liens other than those permitted by Section 7.01.

Section 5.09. Taxes. Each Obligor and each Material Subsidiary has filed all material tax returns and reports required to be filed, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon him or it or his or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Obligor or any Affiliate of any Obligor that would, if made, have a Material Adverse Effect.

Section 5.10. Subsidiaries. Except for the information set forth on Schedule 5.10 hereto with respect to identity and percentage ownership, the Obligors have no Subsidiaries.

Section 5.11. Investment Company Act. Neither the Borrower nor any Person Controlling the Borrower is or is required to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 5.12. Disclosure. The Obligors have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which he or it or any Affiliate of any Obligor is subject, and all other matters known to him or it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Obligors to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.13. Compliance with Laws. Each Obligor and each Affiliate of any Obligor is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to him or it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.14. Security Interests. Each of the representations and warranties of Beams Power contained in the Collateral Agreement is true and correct. The Borrower has delivered to the stock transfer agent of the Borrower a stop transfer instruction and a lien registration notice with respect to the Pledged Stock, instructing the stock transfer agent not to effect any transfer of Pledged Stock without the consent of the Collateral Agent.

Section 5.15. Financial Ratios.

(a) The Consolidated Interest Coverage Ratio as of the end of the most recent completed fiscal quarter of the Borrower was higher than 4.00.

(b) The Consolidated Leverage Ratio of the Borrower is lower than 4.25.

Section 5.16. Pari Passu Ranking. The payment Obligations of each Obligor under the Loan Documents rank at least pari passu with the claims of all of his (or her) or its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to such Obligor generally.

Section 5.17. Corporate Chart. The corporate chart attached as Schedule 5.17 hereto sets out the corporate and shareholding structure of the Borrower and its Subsidiaries and such corporate chart and the information contained therein is true, complete and accurate.

Section 5.18. Residence. Xiuqing Meng is a resident of the Hong Kong Special Administrative Region of the PRC and is not a resident of the PRC as defined in Article 1 of the Notice (Hui Fa 2005 No. 75) issued by the State Administration of Foreign Exchange of the PRC (the “Notice No. 75”).

Section 5.19. Government Approvals. Each Individual Guarantor has obtained all applicable governmental licenses, registrations, authorizations, consents and approvals for their respective direct or indirect investments in the Borrower, including any registration pursuant to Article 1 of the Notice No. 75 and has delivered all applicable notices to Governmental Authorities in connection therewith.

Section 5.20. Distributions. Each Subsidiary of the Borrower has obtained or completed (a) all approvals, consents, exemptions, authorizations or other actions by or notices to, or filings with any Governmental Authority or any person and (b) any corporate or shareholder approval necessary or required in order to permit such Subsidiary to pay dividends or make any other distributions on its Capital Stock.

Section 5.21. Common Stock. As of the date hereof, the aggregate number of outstanding shares of common stock of the Borrower is 50,000,713.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as any Commitment shall be in effect or any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied:
Section 6.01. Information. Each Obligor will deliver promptly to the Lender, in form and detail reasonably satisfactory to the Lender, such information regarding the business, assets or affairs of the Obligors, the Collateral or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Section 6.02. Notices. Each Obligor will promptly notify the Lender:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) a breach or non-performance of, or any default under, a Contractual Obligation of any Obligor; (ii) any dispute, litigation, investigation, proceeding or suspension between any Obligor and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Obligor.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement, which, in the case of the Borrower, shall be a statement of a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the Obligors have taken and propose to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.03. Payment of Obligations. Each Obligor will pay and discharge as the same shall become due and payable, all obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon any Obligor or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Obligor; (b) all material lawful claims which, if unpaid, would by law become a Lien upon his (or her) or its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.04. Preservation of Existence, etc. The Borrower will, and will procure that each Material Subsidiary will, Article 3 preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the respective jurisdiction of its organization; and Article 4 take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Compliance with Laws. The Borrower will, and will procure that each Material Subsidiary will comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Books and Records. Each Obligor will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Obligor.

Section 6.07. Inspection Rights. Each Obligor will permit representatives and independent contractors of the Lender to examine his (or her) or its corporate, financial and operating records (including any documents relating to the Collateral), and make copies thereof or abstracts therefrom, and to discuss his (or her) or its affairs, finances and accounts with his (or her) or its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Obligors at any time during normal business hours and without advance notice.

Section 6.08. Use of Proceeds. The Borrower will use the proceeds of any Loans made to it

(a) (i) to make investments in Heilongjiang Baoquanling Sheng Yuan Dairy and to fund the construction of new production facilities with an aggregate capacity to produce no less than 11,000 tonnes of milk powder per year, (ii) to establish a joint venture for the production of Chondroitin, (iii) to purchase fixed assets for the production of nutritional food bars and (iv) to establish a joint venture that will offer genetic blood testing services,

(b) not in contravention of any Law or any Loan Document; and

(c) not, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock;

provided that, in any event, the proceeds will not be applied to any business activities of the Borrower or any of its Subsidiaries or Affiliates or, to the knowledge of the Borrower, the business activities of the Borrower’s or any of its Subsidiaries’ or Affiliates’ customers, in or related to Iran, Sudan or Myanmar or other restricted jurisdictions, or with or related to any restricted person, for so long as the United States, the European Union or any member country of the European Union, or the United Nations Security Council maintain mandatory economic sanctions against the relevant jurisdiction or person.

Section 6.09. Know Your Customer Checks. Each Obligor will promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any Participant) in order for the Lender or any Participant or Assignee to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

Section 6.10. Pari Passu Ranking. Each Obligor will ensure that its payment Obligations under the Loan Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to such Obligor generally.

Section 6.11. Unlawful Contributions. Each Obligor will not, and, as applicable, will not permit any of its Subsidiaries or any director, officer, agent, employee or other person acting with specific instruction from such Obligor or, as applicable, any of its Subsidiaries, to (a) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds or (c) make any bribe or other unlawful payment.

Section 6.12. Distributions. Each Obligor will procure that each Subsidiary of the Borrower has, at all times, obtained or completed (a) all approvals, consents, exemptions, authorizations or other actions by or notices to, or filings with any Governmental Authority or any person and (b) any corporate or shareholder approval necessary or required in order to permit such Subsidiary to pay dividends or make any other distributions on its Capital Stock.

Section 6.13. Compliance Certificates.

The Borrower will deliver to the Lender (a) within 60 days after the end of any fiscal quarter of the Borrower, a certificate of a Responsible Officer of the Borrower stating the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio, each as of the end of the most recent fiscal quarter of the Borrower and showing in reasonable detail the calculation of the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio, including the arithmetic computations of each component of these ratios, and (b) as soon as possible and in any event within 5 Business Days after the Borrower becomes aware or should reasonably become aware of the occurrence of a Default, a certificate of a Responsible Officer of the Borrower, setting forth the details of the Default, and the action which the Borrower proposes to take with respect thereto.

ARTICLE 7
NEGATIVE COVENANTS

So long as the Commitment shall be in effect or the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, no Obligor shall, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of his or its assets, whether now owned or hereafter acquired, other than Permitted Liens; provided that, in any event, at no time shall any Liens other than Collateral Permitted Liens exist with respect to the Collateral.

Section 7.02. Fundamental Changes. In the case of the Borrower, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person.

Section 7.03. Restricted Payments on Stock. In the case of the Borrower, declare or make, directly or indirectly, any Restricted Payment in an aggregate amount in excess of US$3.0 million during the term of this Agreement.

Section 7.04. Financial Covenants.

(a) Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be lower than 4.00.

(b) Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be higher than 4.25.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Obligor fails to pay when due any amount of principal of any Loan, or any Obligor fails to pay any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document on or within five days after the due date thereof; or

(b) Specific Covenants. Any Obligor fails to perform or observe any term, covenant or agreement contained in any of Section 6.02, 6.04, 6.08, 6.10 or 6.11 or Article 7, as applicable; or

(c) Other Defaults. Any Obligor fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Obligor herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Obligor or any Material Subsidiary Article 6 fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee, (other than Indebtedness hereunder) in a principal amount in excess of US$1,000,000, or Article 7 fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Obligor or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for him or it or for all or any material part of his or its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Obligor or such Material Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any Obligor or any Material Subsidiary or to all or any material part of its property is instituted without the consent of such Obligor or such Material Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Obligor or any Material Subsidiary becomes unable or admits in writing his or its inability or fails generally to pay his or its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Obligor or any Material Subsidiary and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Reduction or Loss of Capital. A meeting is convened by the Borrower for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i) Composition. Any steps are taken, or negotiations commenced, by any Obligor or any Material Subsidiary or by any of their respective creditors with a view to proposing any kind of composition, compromise or arrangement involving such company or, as the case may be, such Person and any of its creditors; or

(j) Analogous Proceedings. There occurs, in relation to any Obligor or any Material Subsidiary in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their respective assets is subject, any event which, in the reasonable opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Sections 8.01(f) through (i) (inclusive) or any Obligor or any Material Subsidiary otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(k) Judgments. There is entered against any Obligor or any Material Subsidiary Article 8 a final judgment or order for the payment of money in an aggregate amount exceeding US$1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or Article 9 any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(l) Cessation of Business. The Borrower or any Material Subsidiary suspends or ceases or threatens to suspend or cease to carry on its businesses; or

(m) Seizure. All or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, any Obligor or any Material Subsidiary are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(n) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Obligor or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Obligor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(o) Lien Defects. Any Lien created by any of the Collateral Agreements shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor (or Beams Power in respect of the Collateral Agreement) shall so assert in writing; or

(p) Material Adverse Change, etc. Any event shall occur which has had or is reasonably likely to have a Material Adverse Effect; or

(q) Change of Management, etc. Any claim, demand or the commencement of any proceeding shall have been made or threatened to be made against any Obligor, or any of their respective Affiliates or employees (not limited to the filing of a lawsuit against any Affiliate or employee) which alleges any impropriety, illegality, negligence or contractual or fiduciary breach related to the performance of services by such Person that, if successful, could reasonably be expected to materially and adversely affect such Obligor or any Material Subsidiary; or

(r) Judgment or Order. Any judgment or order shall be entered in any investigative, administrative or judicial proceeding involving a determination that an Obligor (or an Affiliate of an Obligor) shall have violated in any material respect any civil or criminal law or regulation applicable to him or it.

(s) Individual Guarantor. Any Individual Guarantor dies or by reason of illness or incapacity becomes incapable of managing his/her own affairs or becomes a patient under any mental health legislation.

(t) Permitted Holders. The Permitted Holders are the beneficial owners and “control”, as determined pursuant to Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended, of less than 50% plus one vote of the total voting power of the Voting Stock of the Borrower (or any successor entity).

(u) Pledged Stock. The Pledged Stock constitutes less than 34.0% of the total voting power of the Voting Stock of the Borrower (or any successor entity).
Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare any Commitment to be terminated, whereupon such Commitment shall be terminated;

(b) declare the unpaid principal amount of any Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Obligor;

(c) give instructions to the Collateral Agent to foreclose on the Collateral in accordance with the Collateral Agreement and with any other Security Documents then in existence; and

(d) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Obligor under the Bankruptcy Code of the United States, the Commitments shall automatically terminate, and the unpaid principal amount of the Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.
Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), subject to Article 3 and Article 9, any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE 9
MISCELLANEOUS

Section 9.01. Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Obligor therefrom, shall be effective unless in writing signed by the Lender and each Obligor to be bound thereby, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article 2 shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each Obligor and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute Loan Documents for negotiation and execution by the parties thereto, and may not be used for any other purpose.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices reasonably believed by the Lender to be given by or on behalf of any Obligor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Obligor shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Obligor. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and each Obligor hereby consents to such recording.

Section 9.03. No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.04. Attorney Costs, Expenses and Taxes. Each Obligor agrees to pay or reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, drafting, execution (including notary or other attestation fees) or delivery of any Loan Document and the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs, any documentary or stamp taxes and notary fees. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses reasonably incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 9.04 shall be payable within two Business Days after written demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment, satisfaction or discharge of all other Obligations.

Section 9.05. Indemnification by Each Obligor. Whether or not the transactions contemplated hereby are consummated, but subject to the provisions of Sections 3.01, 3.04 and 3.05 (which shall provide the only source of indemnification for the matters covered therein), each Obligor shall indemnify and hold harmless the Lender and its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment, the Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within five Business Days after demand therefor. The agreements in this Section 9.05 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.06. Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 9.07. Successors and Assigns; Participations.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of his (or her) or its rights or obligations hereunder without the prior written consent of the Lender. The Lender may assign and transfer all or any part of its rights and/or obligations under this Agreement to any one or more persons (an “Assignee”) and after any such assignment/transfer the expression the “Lender” shall be deemed to include such assignees/transferees to the extent or their respective interests; provided that any transfer of all or part of the Lender’s obligations may only be effected if the transferee shall undertake to become bound by the terms of this Agreement and thereafter that transferee alone shall be obliged to perform that portion of the Lender’s obligations which corresponds to its interest; provided further that ABN AMRO shall at all times hold not less than 50% of the aggregate principal amount of the Loans. Upon request, the Borrower shall execute and deliver any documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.07(b) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. Subsequent to any assignment by the Lender to an Assignee, the Lender will notify the Borrower of such assignment.

(b) The Lender may at any time, without acknowledgement by, or notice to, any Obligor, sell participations to any Person (other than any Obligor or any of the Obligor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) the Lender’s and each Obligor’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations and (iii) each Obligor shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without an acknowledgement by the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without an acknowledgement by the Participant, waive the right to be paid interest at the Default Rate) or (iii) release all or substantially all of the Collateral. Subject to Section 9.07(c), each Obligor agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

(c) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is acknowledged by the Borrower in writing.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(e) The Borrower and its Related Parties shall use their respective reasonable best efforts to facilitate any selling of any participation pursuant to Section 9.07(b), including by promptly providing any information requested by the Lender for the benefit of any potential Participant.

Section 9.08. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed Article 10 to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); Article 11 to the extent requested by any regulatory authority; Article 12 to the extent required by applicable laws or regulations or by any subpoena or similar legal process; Article 13 to any other party to this Agreement; Article 14 in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; Article 15 subject to an agreement containing provisions substantially the same as those of this Section 9.08 (i) any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of any Obligor; Article 16 with the consent of each Obligor; or Article 17 to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.08 or (ii) becomes available to the Lender on a nonconfidential basis from a source other than any Obligor. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Lender in connection with the administration and management of this Agreement, the other Loan Documents, the Commitment and the Loans.

For the purposes of this Section 9.08, “Information” means all information received from any Obligor relating to such Obligor or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by such Obligor; provided that in the case of information received from any Obligor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.09. Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, but subject to Article 3 and Article 9, the Lender is authorized at any time and from time to time, without prior notice to any Obligor, any such notice being waived by each Obligor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Lender to or for the credit or the account of any Obligor against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify each Obligor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 9.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 9.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.15. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR AND THE LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OBLIGOR AND THE LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OBLIGOR AND THE LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. EACH OBLIGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND WILL BE GIVEN EFFECT IN ANY OTHER JURISDICTION TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH SUCH OBLIGOR IS OR MAY BE SUBJECT BY A SUIT UPON SUCH JUDGMENT; PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON IT IN ONE OF THE MANNERS SPECIFIED HEREIN OR AS OTHERWISE PERMITTED BY LAW.

Section 9.16. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.17. New York Process Agent. Without prejudice to any other mode of service allowed under any relevant Law each Obligor:

(a) irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011 as its agent for service of process in relation to any proceedings before the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such State in connection with this Agreement; and

(b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

Section 9.18. Obligation Currency. The obligation of the Obligors to make payments pursuant to this Agreement is in US Dollars (the “Obligation Currency”) and such obligation shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in any currency other than the Obligation Currency or any other realization in such other currency, whether as proceeds of set-off, security, guarantee, distributions, or otherwise, except to the extent to which such tender, recovery or realization shall result in the receipt by the party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder. The Obligor liable to make such payment agrees to indemnify the party which is to receive such payment for the amount (if any) by which such receipt shall fall short of the full amount of the Obligation Currency expressed to be payable hereunder and the party which is to receive such payment agrees to pay to the party liable to make such payment the amount (if any) by which such receipt shall exceed the full amount of the Obligation Currency, and, in each case, such obligation shall not be affected by judgment being obtained for any other sums due under this Agreement. The parties agree that the rate of exchange which shall be used to determine if such tender, recovery or realization shall result in the receipt by the party which is to receive such payment of the full amount of the Obligation Currency expressed to be payable hereunder shall be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the business day (being a day (excluding Saturdays and Sundays) on which banks are generally open in New York) preceding that on which the judgment becomes a final judgment.

ARTICLE 10
GUARANTEES

Section 10.01. The Guarantees. Each Individual Guarantor hereby, jointly and severally, unconditionally and absolutely guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on the Loan made to the Borrower pursuant to this Agreement, and the full and punctual payment of all other amounts payable by the Borrower under the Loan Documents. Upon failure by the Borrower to pay punctually any such amount, each Individual Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 10.02. Guaranty Unconditional. The obligations of each Individual Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Obligor under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Obligor under any Loan Document;

(d) any change in the corporate existence, structure or ownership of any other Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligor or its assets or any resulting release or discharge of any obligation of any other Obligor contained in any Loan Document;

(e) the existence of any claim, set-off or other rights which such Individual Guarantor may have at any time against any other Obligor, the Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against any other Obligor for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Obligor of the principal of or interest on the Loan or any other amount payable by it under any Loan Document; or

(g) any other act or omission to act or delay of any kind by any other Obligor, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Individual Guarantor’s obligations hereunder.

Each Individual Guarantor agrees, jointly and severally, as a primary obligation to indemnify the Lender from time to time on demand from and against any loss incurred by the Lender as a result of any such obligation or liability of any Individual Guarantor set forth in the preceding sentence being or becoming void, voidable, unenforceable or ineffective or being or becoming suspended (whether pursuant to any rehabilitation, reorganization or moratorium proceedings or otherwise) as against such Individual Guarantor for any reason whatsoever, whether or not known to the Lender, the amount of such loss being the amount which the Lender would otherwise have been entitled to recover from such Individual Guarantor.

Section 10.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Individual Guarantor’s obligations hereunder shall remain in full force and effect until the Commitment shall have terminated and the principal of and interest on any Loan and all other amounts payable by the Borrower under the Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Individual Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.04. Waiver by the Individual Guarantors. Each Individual Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Obligor or any other Person.

Section 10.05. Subrogation. Upon making any payment with respect to the Borrower hereunder, each Individual Guarantor shall be subrogated to the rights of the payee against such Borrower with respect to such payment; provided that no Individual Guarantor shall enforce any payment by way of subrogation unless all amounts of principal of and interest on any Loan and all other amounts payable under the Loan Documents have been paid in full.

Section 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Documents is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by each Individual Guarantor hereunder forthwith on demand by the Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SYNUTRA INTERNATIONAL, INC.

By: _______________________________________ Name: Title:

LIANG ZHANG _______________________________________
Name in Chinese: 张亮 PRC passport number: G14902730
in the presence of _______________________________________
Witness Name:

XIUQING MENG _______________________________________
Name in Chinese: 孟秀清 Hong Kong Special Administrative Region passport number: DA9001206 in the presence of _______________________________________
Witness Name:

ABN AMRO BANK N.V., HONG KONG BRANCH, as Lender

By: _______________________________________ Name: Title:

By: _______________________________________ Name: Title:

ABN AMRO BANK N.V., HONG KONG BRANCH, as Collateral Agent

By: _______________________________________ Name: Title:

By: _______________________________________ Name: Title:

Schedule 5.10

SUBSIDIARIES OF THE BORROWER

No	Name of the Subsidiaries	Place of Incorporation	Shareholder Structure
1.	Synutra, Inc.	Illinois, U.S.A.	100% owned by Synutra International, Inc.
2.	Hunan Synutra Dairy Co., Ltd.[1]	PRC	70% owned by Qingdao ST George Dairy Co., Ltd; 30% owned by Synutra International, Inc.
3.	Inner Mongolia Sheng Yuan Food Co., Ltd.	PRC	100% owned by Synutra International, Inc.
4.	Mei Tai Technology (Qingdao) Co., Ltd.	PRC	100% owned by Synutra International, Inc.
5.	Qingdao ST George Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.
6.	Qingdao Sheng Yuan Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.
7.	Luobei Sheng Yuan Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.
8.	Beian Yi Pin Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.
9.	Zhangjiakou Sheng Yuan Dairy Co., Ltd.	PRC	100% owned by Synutra, Inc.
10.	Inner Mongolia Meng Yuan Food Co., Ltd.	PRC	100% owned by Zhangjiakou Sheng Yuan Dairy Co., Ltd.

1 Hunan Synutra is now in the process of liquidation.

CORPORATE CHART OF THE BORROWER

Xiuqing Meng
100%
Beams Power Investment Limited
Incorporated in BVI
Liang Zhang
Legent Clearing LLC
Other minority shareholders
36,000,000 shares
72%
7,654,100 shares
15.3%
2,345,900 shares
4.7%
4,000,713 shares
8%
Synutra International, Inc.
Incorporated in Delaware
Authorized:250,000,000 common shares, 20,000,000 preferred shares
Issued and Outstanding: 50,000,713 common shares
100%
Synutra, Inc.
Incorporated in Illinois
100%
100%
100%
100%
100%
100%
100%
Qingdao ST George Dairy Co., Ltd.
(PRC)
Registered Capital: $10,000,000
Qingdao Sheng Yuan Dairy Co., Ltd.
(PRC)
Registered Capital: RMB 41,200,000
Luobei Sheng Yuan Dairy Co., Ltd.
(PRC)
Registered Capital: $1,000,000
Beian Yi Pin Dairy Co., Ltd.
(PRC)
Registered Capital: $838,500
Zhangjiakou Sheng Yuan Dairy Co., Ltd.
(PRC)
Registered Capital: $12,048,000
Inner Mongolia Sheng Yuan Food Co., Ltd.
(PRC)
Registered Capital: $6,250,000
Mei Tai Technology (Qingdao) Co., Ltd.
(PRC)
Registered Capital: $7,500,000
30%
70%
100%
Hunan Synutra Dairy Co., Ltd.*
(PRC)
Registered Capital: $1,280,000
Inner Mongolia Meng Yuan Food Co., Ltd.
(PRC)
Registered Capital: RBM5,000,000

*Hunan Synutra is now in the process of liquidation

EXISTING LIENS

SYNUTRA INTERNATIONAL, INC.:

None

SUBSIDIARIES:

(A)	Qingdao ST George Dairy Co. Ltd.

1. With respect to the loan of RMB40,000,000 extended by China Construction Bank Economy and Development Zone Branch, Qingdao City on November 16, 2006 to the entity, the entity has mortgaged its land use right and its building located on the relevant land for a loan of RMB40,000,000. The land in relation to the land use right is located in Road West, No 18, South to Century Avenue, Jiaonan City, Shandong Province. Certificate of the land use right is numbered Nanguoyong(2002)zi No.4835. The building is located in South to Century Avenue Jiaonan City with a Property Mortgage Certificate numbered Nanfangdigongzi No 1268.

2. With respect to the loan of RMB24,000,000 extended by Agricultural Bank of China Zhangbei Branch on March 29, 2007 to Zhangjiakou Shengyuan Dairy Co., Ltd., the entity has provided guarantee for the loan. Scope of the debt guaranteed include principal and accrued cost as well.

(B)	Qingdao Shengyuan Dairy Co. Ltd.

1. With respect to the loan of RMB20,000,000 extended by Hengfeng Bank Economy and Development Zone Branch, Qingdao City on October 26, 2006 to Qingdao ST George Dairy Co. Ltd., the entity has provided guarantees for the loan. Scope of the debt guaranteed include principal and accrued cost as well.

2. With respect to the loan of RMB20,000,000 extended by Agricultural Bank of China Zhangbei Branch, in December, 2006 to Zhangjiakou Shengyuan Dairy Co., Ltd., the entity has provided guarantees for the loan. Scope of the debt guaranteed includes principal and accrued cost as well.

(C)	Zhangjiakou Shengyuan Dairy Co., Ltd.

The entity has entered into a ceiling mortgage contract with Agricultural Bank of China Zhangbei Branch in July 5, 2006, to mortgage its land use rights, buildings and equipments for the loans (maximum of RMB80,000,000) over the period from July 5, 2006 to July 5, 2009. The land in relation to the land use right is located in Chabei Administration Zone, Zhangjiakou City, Hebei Province, and certificate of the land use right is numbered Zhangshichaguoyong2004zi No.0001. The mortgaged buildings are located Chabei Administration Zone, Zhangjiakou City, Hebei Province with a ownership certificate numbered Zhangfangquanzhengchazi No. 001027. The mortgaged equipments include an imported production line and a set of boiler. Such mortgage is registered with Zhangjiakou Commercial and Industry Administration, Chabei Branch, and is evidenced by a registration certificate numbered (2006)dizi No.002.

ZHANG LIANG:

None

MENG XIUQING:

None

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER:

c/o Synutra International, Inc.
2275 Research Blvd, Suite 500
Rockville, MD 20850, USA
Attn: Weiguo Zhang
Telephone: +1-301-840-3888 / +1-202-246-8818
Facsimile: +1-301-987-2344
E-mail: wzhang@synutra.com

INDIVIDUAL GUARANTORS:

Liang Zhang
Shenglong Garden
No. 103 Dongluyuan
Tongzhou District
Beijing, 101101, PRC
Telephone: +86-10-5869-3222
Facsimile: +86-10-5869-3221
E-mail: zhangliang@vip.sina.com

Xiuqing Meng
c/o Liang Zhang
Shenglong Garden
No. 103 Dongluyuan
Tongzhou District
Beijing, 101101, PRC
Telephone: +86-10-5869-3222
Facsimile: +86-10-5869-3221
E-mail: sherrymeng@yahoo.com

LENDER:

ABN AMRO Bank N.V., Hong Kong Branch
38/F, Cheung Kong Centre
2 Queen’s Road Central
Hong Kong
Attention: Shirley Yiu, Helen Fei, Carlos Wong, Clarice Tsang, Jessamine Lam
Telephone: +852-2700-3209/3211/3297/3452/3281
Facsimile: +852-2700-3202/3836/3300
E-mail:	shirley.yiu@hk.abmamro.com; helen.fei@hk.abnamro.com; carlos.wong@hk.abnamro.com; clarice.tsang@hk.abnamro.com; jessamine.lam@hk.abnamro.com

EXHIBIT A

FORM OF COLLATERAL AGREEMENT

COLLATERAL AGREEMENT

AGREEMENT dated as of April 19, 2007 (this “Agreement”) among BEAMS POWER INVESTMENT LIMITED, an International Business Companies Act company re-registered as a BVI business company organized under the laws of the British Virgin Islands (the “Lien Grantor”), SYNUTRA INTERNATIONAL, INC., a Delaware corporation (the “Issuer”) and ABN AMRO BANK N.V., HONG KONG BRANCH as lender (the “Lender”) and as collateral agent (the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, the Obligors (as defined therein) and the Lender are parties to a Loan Agreement of even date herewith (as the same may be amended from time to time, the “Loan Agreement”) providing for credit extensions to and on behalf of the Issuer;

WHEREAS, all of the equity interests in the Lien Grantor are owned by certain of the Obligors under the Loan Agreement; and

WHEREAS, in order to induce the Lender to enter into the Loan Agreement, the Lien Grantor has agreed to grant a continuing security interest in and to the Collateral (as hereafter defined) to secure the Obligors’ obligations under the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

(a) Terms Defined in the Loan Agreement. Terms defined in the Loan Agreement and not otherwise defined herein shall have, as used herein, the respective meanings provided for therein.

(b) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Acceleration Default” means an Event of Default which either (i) results in acceleration of the maturity of some or all of the Obligations or (ii) arises from a failure to pay the principal amount of some or all of the Obligations at final maturity.

“BC Act” has the meaning specified in Section 5(b).

“Collateral” has the meaning assigned to such term in Section 3(a).

“Default” and “Event of Default” have the meanings assigned such terms under the Loan Agreement and, for purposes of this Agreement only, Event of Default shall also include any payment defaults by the Issuer or the Lien Grantor arising under any other Loan Document.

“Issuer” has the meaning specified in the introductory paragraph hereto.

“Pledged Stock” means (i) the 25,000,000 shares of common stock of the Issuer owned by the Lien Grantor as of the date hereof and (ii) any other capital stock required to be pledged to the Collateral Agent pursuant to Section 3(b).

“Post-Petition Interest” means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Obligor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the Lien Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral.

“Register of Charges” has the meaning specified in Section 5(b).

“Registrar” has the meaning specified in Section 5(c).

“Secured Obligations” means the obligations secured under this Agreement including (i) the Obligations, (ii) any note issued pursuant to any of the Loan Documents and (iii) any renewals or extensions of any of the foregoing.

“Security Interests” means the security interests in the Collateral granted hereunder securing the Secured Obligations.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the Security Interests on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Unless otherwise defined herein or in the Loan Agreement, or unless the context otherwise requires, all terms used herein which are defined in the UCC as in effect on the date hereof shall have the meanings therein stated.

(c) Terms Generally. The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Representations and Warranties. The Lien Grantor represents and warrants as follows:

(a) Title to Pledged Stock. The Lien Grantor owns all of the Pledged Stock, free and clear of any Liens other than the Security Interests. All of the Pledged Stock has been duly authorized and validly issued, and is fully paid and non-assessable, and is not subject to options to purchase, claims or similar rights of any Person. The Lien Grantor is not and will not become a party to or otherwise bound by any agreement, other than this Agreement, which restricts in any manner the rights of the Lender, the Collateral Agent or any present or future holder of any of the Pledged Stock with respect thereto.

(b) Pledged Stock. As of the date hereof, the Pledged Stock represents at least 49.9% of the issued and outstanding common stock of the Issuer.

(c) Validity, Perfection and Priority of Security Interests. Upon delivery of the certificates representing the Pledged Stock to the Collateral Agent or its designee in accordance with Section 4 hereof, the Collateral Agent will have a valid and perfected security interest in the Collateral subject to no prior Lien. Except as set forth in Section 5, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the Security Interests. Neither the Lien Grantor nor any of its Subsidiaries has performed or will perform any acts which could prevent the Collateral Agent from enforcing any of the terms and conditions of this Agreement or which would limit the Collateral Agent in any such enforcement.

(d) Lien Grantor and UCC Filing Locations. The Lien Grantor is duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

(e) Authorization; No Contravention. The execution, delivery and performance by the Lien Grantor of this Agreement has been duly authorized by all necessary corporate action on its part, and does not and will not contravene the terms of its Organization Documents. The execution, delivery and performance by the Lien Grantor of this Agreement does not and will not (a) conflict with or result in any breach or contravention of, or the creation of any Lien (other than those contemplated hereby) under (i) any Contractual Obligation to which the Lien Grantor is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Lien Grantor or its property is subject or (b) violate any Law applicable to the Lien Grantor, this Agreement or any of the transactions contemplated hereby.

(f) Governmental Authorization; Other Consents. Except as set forth in Section 5, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Lien Grantor or the Collateral of this Agreement or any other Loan Document.

(g) Binding Effect. This Agreement has been duly executed and delivered by the Lien Grantor. The Agreement constitutes a legal, valid and binding obligation of the Lien Grantor, enforceable against it in accordance with its terms.

Section 3. The Security Interests. In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of the Lien Grantor and the Issuer hereunder:

(a) The Lien Grantor hereby assigns and pledges to and with the Collateral Agent for the benefit of the Lender and grants to the Collateral Agent for the benefit of the Lender a security interest in the Pledged Stock, and all of its rights and privileges with respect to the Pledged Stock, and all income and profits thereon, and all interest, dividends and other payments and distributions with respect thereto, and all Proceeds of the foregoing (the “Collateral”). Contemporaneously with the execution and delivery hereof, the Lien Grantor is delivering the certificates representing the Pledged Stock in pledge hereunder.

(b) In the event that the Issuer at any time issues any additional or substitute shares of capital stock of any class to the Lien Grantor, the Lien Grantor will immediately (i) pledge and deposit with the Collateral Agent certificates, if any, representing a pro rata portion of such shares as additional security for the Secured Obligations that is equal to the ratio of the Pledged Stock to the aggregate shares of common stock of the Issuer owned by the Lien Grantor on the date hereof and (ii) take all other steps required to grant or maintain, as applicable, a first priority security interest in such shares to the Collateral Agent for the benefit of the Lender. All such shares constitute Pledged Stock and are subject to all provisions of this Agreement.

(c) The Security Interests are granted as security only and shall not subject the Collateral Agent or the Lender to, or transfer or in any way affect or modify, any obligation or liability of the Lien Grantor with respect to any of the Collateral or any transaction in connection therewith.

Section 4. Delivery of Pledged Stock. All certificates representing Pledged Stock delivered to the Collateral Agent or its designee by the Lien Grantor pursuant hereto shall be (x) in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied by any required transfer tax stamps, all in form and substance satisfactory to the Collateral Agent and (y) accompanied by a completed notice to the stock transfer agent of the Issuer as contemplated by Section 17 below.

Section 5. Further Assurances. Section 1 The Lien Grantor agrees that it will, at its expense and in such manner and form as the Collateral Agent may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create, preserve, perfect or validate any Security Interest or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Lien Grantor hereby authorizes the Collateral Agent to execute and file, in the name of the Lien Grantor or otherwise, financing statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Collateral Agent in its reasonable discretion may deem necessary or appropriate to further perfect the Security Interests.

(a) The Lien Grantor agrees that it will not change Section 2 its name, identity or corporate structure in any manner or Section 3 the location of its chief executive office unless it shall have given the Collateral Agent not less than 30 days’ prior notice thereof (or such shorter period consented to by the Collateral Agent in its sole discretion).

(b) The Lien Grantor shall enter, or shall procure the entry, in its register of relevant charges (the “Register of Charges”) maintained by the Lien Grantor pursuant to Part VIII of the BVI Business Companies Act, 2004 (as the same may be amended from time to time) (the “BC Act”) such particulars regarding the charge created by this Agreement as are specified in section 162 of the BC Act (or any similar provision in any statute pursuant to which the Lien Grantor is incorporated or existing from time to time) and submit a copy of such revised Register of Charges to its registered agent in the British Virgin Islands to keep at the Lien Grantor’s registered office and at the office of its registered agent in the British Virgin Islands.

(c) The Lien Grantor shall make an application, or procure that an application is made, in the approved form to the Registrar of Corporate Affairs in the British Virgin Islands (the “Registrar”) to register the charge created by this Agreement in the register of registered charges kept by the Registrar for the Lien Grantor and, forthwith upon receipt by the Lien Grantor of the certificate of registration of the charge issued by the Registrar, send a copy of such certificate of registration to the Issuer and the Collateral Agent.

Section 6. Record Ownership of Pledged Stock. The Collateral Agent may at any time or from time to time, in its sole discretion, cause any or all of the Pledged Stock to be transferred of record into the name of the Collateral Agent or its nominee. The Lien Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Stock registered in the name of the Lien Grantor and the Collateral Agent will promptly give to the Lien Grantor copies of any notices and communications received by the Collateral Agent with respect to Pledged Stock registered in the name of the Collateral Agent or its nominee.

Section 7. Right to Receive Distributions on Collateral. The Collateral Agent shall have the right to receive and, during the continuance of any Default, to retain as Collateral hereunder all dividends and other payments and distributions made upon or with respect to the Collateral and the Lien Grantor shall take all such action as the Collateral Agent may deem necessary or appropriate to give effect to such right. All such dividends and other payments and distributions which are received by the Lien Grantor shall be received in trust for the benefit of the Collateral Agent and the Lender and, if the Collateral Agent so directs during the continuance of a Default, shall be segregated from other funds of the Lien Grantor and shall, forthwith upon demand by the Collateral Agent during the continuance of a Default, be paid over to the Collateral Agent as Collateral in the same form as received (with any necessary endorsement). After all Defaults have been cured, the Collateral Agent’s right to retain dividends, interest and other payments and distributions under this Section 7 shall cease and the Collateral Agent shall pay over to the Lien Grantor any such Collateral retained by it during the continuance of a Default.

Section 8. Right to Vote Pledged Stock. Unless an Acceleration Default shall have occurred and be continuing, the Lien Grantor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Pledged Stock, and the Collateral Agent shall, upon receiving a written request from the Obligor accompanied by a certificate signed by its principal financial officer stating that no Default has occurred and is continuing, deliver to the Lien Grantor or as specified in such request such proxies, powers of attorney, consents, ratifications and waivers in respect of any of the Pledged Stock which is registered in the name of the Collateral Agent or its nominee as shall be specified in such request and be in form and substance satisfactory to the Collateral Agent.

If an Acceleration Default shall have occurred and be continuing, the Collateral Agent shall have the right to the extent permitted by law and the Lien Grantor shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and take any other action with respect to any or all of the Pledged Stock with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof.

Section 9. General Authority. The Lien Grantor hereby irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of the Lien Grantor, the Collateral Agent, the Lender or otherwise, for the sole use and benefit of the Collateral Agent and the Lender, but at the expense of the Lien Grantor, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(d) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that the Collateral Agent (x) shall not sell or otherwise dispose of the Pledged Stock unless an Acceleration Default has occurred and is continuing and (y) shall give the Lien Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

Section 10. Remedies upon Event of Default. If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Lender all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply the cash, if any, then held by it as Collateral as specified in Section 13 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, but only if an Acceleration Default has occurred and is continuing, sell the Collateral or any part thereof at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Collateral Agent may deem satisfactory. The Lender may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Collateral Agent is authorized, in connection with any such sale, if it deems it advisable so to do, (A) to restrict the prospective bidders on or purchasers of any of the Pledged Stock to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Stock, (B) to cause to be placed on certificates for any or all of the Pledged Stock or on any other securities pledged hereunder a legend to the effect that such security has not been registered under the United States Securities Act of 1933, as amended, and may not be disposed of in violation of the provision of said Act, and (C) to impose such other limitations or conditions in connection with any such sale as the Collateral Agent deems necessary or advisable in order to comply with said Act or any other law. The Lien Grantor will execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Lien Grantor which may be waived, and the Lien Grantor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Section 9 shall (1) in the case of a public sale, state the time and place fixed for such sale, (2) in the case of a sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice. The Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

Section 11. Expenses. Each of the Lien Grantor and the Issuer jointly and severally agrees that it will forthwith upon demand pay to the Collateral Agent:

(a) the amount of any taxes which the Collateral Agent may have been required to pay by reason of the Security Interests or to free any of the Collateral from any Lien thereon, and

(b) the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel and of any other experts, which the Collateral Agent may incur in connection with Section 4 the administration or enforcement of this Agreement, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of any Security Interest, Section 5 the collection, sale or other disposition of any of the Collateral, Section 6 the exercise by the Collateral Agent of any of the rights conferred upon it hereunder or Section 7 any Default or Event of Default.

Any such amount not paid on demand shall bear interest at the rate equal to the Default Rate and shall be treated as additional Secured Obligations hereunder.

Section 12. Limitation on Duty of Collateral Agent in Respect of Collateral; Indemnity. Section 8 Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by the Collateral Agent in good faith. In no event shall the Collateral Agent be liable to the Lien Grantor or the Issuer or any other party to this Agreement for any consequential (being loss of business, goodwill, opportunity or profit) or punitive loss or damages, even if advised of the possibility of such loss or damage.

(a) Each of the Lien Grantor and the Issuer agrees to be jointly and severally responsible for and will indemnify each of the Collateral Agent, any predecessor Collateral Agent and their agents, employees, officers and directors for, and hold it harmless against, any loss or liability or expense incurred by it without negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Agreement and its duties under this Agreement, including the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Agreement.

(b) This Section 12 shall survive the termination of the Security Interests and the release of the Collateral.

Section 13. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held shall be applied by the Collateral Agent in the following order of priorities:

first, to pay the expenses of such sale or other realization, including reasonable compensation to agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other unreimbursed expenses for which the Collateral Agent or the Lender is to be reimbursed pursuant to Section 9.04 of the Loan Agreement or Section 11 hereof and unpaid fees owing to the Collateral Agent or the Lender under any Loan Document;

second, to pay ratably all interest (including Post-Petition Interest, to the fullest extent permitted by applicable Law) on the Secured Obligations, until payment in full of all such interest shall have been made;

third, to pay the unpaid principal of the Secured Obligations, until payment in full of the principal of the Secured Obligations shall have been made;

fourth, to pay all other Secured Obligations, until payment in full of all such other Secured Obligations shall have been made; and

finally, to payment to the Lien Grantor or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

The Collateral Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

Section 14. Concerning the Collateral Agent. The provisions of Article 7 of the Loan Agreement shall inure to the benefit of the Collateral Agent in respect of this Agreement and shall be binding upon the parties to the Loan Agreement in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Collateral Agent therein set forth:

(a) The Collateral Agent is authorized to take all such action as is provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral) the Collateral Agent shall act or refrain from acting in accordance with written instructions from the Lender or, in the absence of such instructions, in accordance with its discretion.

(b) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by the Lien Grantor.

Section 15. Appointment of Co-Collateral Agents. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may appoint another bank or trust company or one or more other persons, either to act as co-collateral agent or co-collateral agents, jointly with the Collateral Agent, or to act as separate collateral agent or collateral agents on behalf of the Lender with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-collateral agent or separate collateral agent similar to the provisions of Section 14).

Section 16. Termination of Security Interests; Release of Collateral. Upon the repayment in full of all Secured Obligations and the termination of all lending commitments under the Loan Agreement, the Security Interests shall terminate and all rights to the Collateral shall revert to the Lien Grantor. At any time and from time to time prior to such termination of the Security Interests, the Collateral Agent may release any of the Collateral with the prior written consent of the Lender. Upon any such termination of the Security Interests or release of Collateral, the Collateral Agent will, at the expense of the Lien Grantor, execute and deliver to the Lien Grantor such documents as the Lien Grantor shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be, including but not limited to a notice to the stock transfer agent of the Pledged Stock.

Section 17. Acknowledgment by the Issuer, Stop Transfer Instructions. The Issuer hereby acknowledges the Security Interests in the Pledged Stock. The Issuer agrees to effect or recognize any transfer of the Pledged Stock only if and to the extent such transfer is made in accordance with the provisions of this Agreement. Prior to the date hereof, the Issuer and the Lien Grantor have instructed the stock transfer agent for the Pledged Stock by means of delivery of a notice in substantially the form of Exhibit A hereto to refrain from effecting any proposed transfer of Pledged Stock without the prior written consent of the Collateral Agent and the Issuer has delivered a copy of such notice, acknowledged and confirmed by the stock transfer agent, to the Collateral Agent.

Section 18. Notices. All notices hereunder shall be (x) in the case of the Lien Grantor; in writing (including by facsimile transmission) and mailed, faxed or delivered to the address, facsimile number or electronic mail address specified for notices to the Lien Grantor on Schedule A hereto, (y) in the case of the Collateral Agent; in writing (including by facsimile transmission) and mailed, faxed or delivered to the address, facsimile number or electronic mail address specified for notices to Collateral Agent on Schedule A hereto and (z) in the case of any other party, given in accordance with Section 9.02 of the Loan Agreement.

Section 19. Waivers, Non-exclusive Remedies. No failure on the part of the Collateral Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

Section 20. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Lender and their successors and assigns (if any), and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Agreement shall be binding on the Lien Grantor and its successors and assigns.

Section 21. Amendments and Waivers. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Lien Grantor and the Collateral Agent with the consent of the Lender.

Section 22. New York Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER AND COLLATERAL AGENT SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 23. Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE. THE LIEN GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND WILL BE GIVEN EFFECT IN ANY OTHER JURISDICTION TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND MAY BE ENFORCED IN ANY COURT TO THE JURISDICTION OF WHICH SUCH PARTY IS OR MAY BE SUBJECT BY A SUIT UPON SUCH JUDGMENT, PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON IT IN ONE OF THE MANNERS SPECIFIED HEREIN OR AS OTHERWISE PERMITTED BY LAW.

Section 24. Waiver of Right to Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 25. Process Agent.

Without prejudice to any other mode of service allowed under any relevant Law, each of the Lien Grantor and the Issuer:

(a) irrevocably appoints CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011 as its agent for service of process in relation to any proceedings before the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such State in connection with this Agreement; and

(b) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

Section 26. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Lender in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.xxx

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEAMS POWER INVESTMENT LIMITED

By: _______________________________________ Name: Title

SYNUTRA INTERNATIONAL, INC.

By: _______________________________________ Name: Title

ABN AMRO BANK N.V., HONG KONG BRANCH, as Collateral Agent

By: _______________________________________ Name: Title

By: _______________________________________ Name: Title

ABN AMRO BANK N.V., HONG KONG BRANCH, as Lender

By: _______________________________________ Name: Title

By: _______________________________________ Name: Title

[Schedule A]

NOTICE ADDRESSES

LIEN GRANTOR:

Beams Power Investment Limited
Akara Bldg., 24 De Castro Street
Wickham Cay I,
Road Town, Tortola
British Virgin Islands
Attn: Xiuqing Meng
Facsimile: +86-10-5869-3221
E-mail: sherrymeng@yahoo.com

COLLATERAL AGENT:

ABN AMRO Bank N.V., Hong Kong Branch
38/F, Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Attn: Shirley Yin / Helen Fei / Carlos Wong / Clarice Tsang / Jessamine Lam
Facsimile: +85-2-2700-3202 / 2700-3836 / 2700-3300
E-mail:	Shirley.yin@hk.abnamro.com / helen.fei@hk.abnamro.com / carlos.wong@hk.abnamro.com / clarice.tsang@hk.abnamro.com / jessamine.lam@hk.abnamro.com

[Exhibit A]

FORM OF NOTICE OF PLEDGE OF PLEDGED STOCK TO
SYNUTRA STOCK TRANSFER AGENT

[LETTERHEAD OF ISSUER]

U.S. Stock Transfer Corporation
1745 Gardena Avenue, Suite 200
Glendale, CA 91204-2991
United States
Attention: Rich Tilton
Facsimile: +1-818-502-0057

Re:	Shares of Common Stock of Synutra International, Inc. - Notice of Pledge and Limitation on Transfers

Beams Power Investment Limited and Synutra International, Inc. hereby notify U.S. Stock Transfer Corporation that the shares evidenced by the share certificate numbered [_____________] of Synutra International, Inc. (the “Pledged Stock”) on the date hereof registered in the name of Beams Power Investment Limited are pledged to ABN AMRO Bank N.V., Hong Kong Branch, as Collateral Agent (“Collateral Agent”) under the Collateral Agreement dated April 19, 2007 among Beams Power Investment Limited, Synutra International, Inc. and ABN AMRO Bank N.V., Hong Kong Branch, for the benefit of ABN AMRO Bank N.V., Hong Kong Branch as Lender under the Loan Agreement dated April 19, 2007 among Synutra International, Inc., Liang Zhang, Xiuqing Meng and ABN AMRO Bank N.V., Hong Kong Branch.

Beams Power Investment Limited and Synutra International, Inc. hereby direct and request that U.S. Stock Transfer Corporation shall not register or effect any transfer of the Pledged Stock without the written consent of the Collateral Agent. The direction and request set forth in the preceding sentence shall be revocable only with the written consent of the Collateral Agent.

BEAMS POWER INVESTMENT LIMITED

By: _______________________________________ Name: Title:

SYNUTRA INTERNATIONAL, INC.

By: _______________________________________ Name: Title:

EXHIBIT B

FORM OF
LOAN DRAWDOWN NOTICE

Date: ___________, 200_

To:	ABN AMRO Bank N.V., Hong Kong Branch

Reference is made to that certain Loan Agreement dated as of April ·, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined) among Synutra International, Inc. (the “Borrower”), Liang Zhang, Xiuqing Meng and ABN AMRO Bank N.V., Hong Kong Branch, as Lender and Collateral Agent.

The undersigned hereby requests a Loan:

1.	On (a Business Day).

2.	In the amount of US$

3.	By wire transfer to:

Account Name: [_______]

Account No.: [_______]

Account Type: [_______]

Bank Name: [_______]

ABA No.: [_______]

Routing No.: [_______]

SWIFT Code: [_______]

The Borrower hereby represents and warrants that the conditions specified in Section 4.01 shall be satisfied on and as of the date of the requested Credit Extension.

SYNUTRA INTERNATIONAL, INC.

By: _______________________________________ Name: Title:

B-1

EXHIBIT C

FORM OF U.S. COUNSEL OPINION

April 19, 2007

To the Lender party to the
Loan Agreement referred to below
and ABN AMRO Bank N.V., Hong Kong Branch,
as Collateral Agent

Re:	Synutra International Inc. - Loan Agreement

Ladies and Gentlemen:

We have acted as special New York counsel for Synutra International Inc., a Delaware corporation (the “Borrower”) and the Individual Guarantors in connection with the Loan Agreement dated as of April 19, 2007 (the “Loan Agreement”) among the Borrower, the Individual Guarantors listed therein (the “Individual Guarantors” and the Borrower, collectively the “Obligors”), ABN AMRO Bank N.V., Hong Kong Branch as Lender (the “Lender”) and the Collateral Agent (the “Collateral Agent”). We are providing this opinion to you at the request of the Obligors pursuant to Section 4.01(a)(v) of the Loan Agreement. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Loan Agreement will have the meanings given in the Loan Agreement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following (the documents listed in clauses (a) through (b) below collectively being referred to herein as the “Loan Documents”):

(a) the Loan Agreement; and

(b) the Collateral Agreement dated as of April 19, 2007 (the “Collateral Agreement”) among Beams Power Investment Ltd., an International Business Companies Act company re-registered as a BVI business company under the laws of the British Virgin Islands (the “Lien Grantor”), the Borrower, the Lender and the Collateral Agent.

As to relevant factual matters, we have relied upon, among other things, each Obligor’s and the Lien Grantor’s factual representations in the certificate by such Obligor or the Lien Grantor, as applicable (each, an “Opinion Certificate”) and in the Loan Documents. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have assumed that each natural person, including each Individual Guarantor, who is a party to the transaction has sufficient legal capacity to enter into and carry out his or her obligations under the Agreement. To the extent each Obligor’s or the Lien Grantor’s respective obligations depend on the enforceability of the Loan Documents against other parties to the Loan Documents, we have assumed that the Loan Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1) The Borrower is a corporation validly existing in good standing under the laws of the State of Delaware with corporate power to enter into the Loan Documents and to perform its obligation under the Loan Documents.

(2) The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of the Borrower, and the Loan Documents have been duly executed and delivered by the Borrower.

(3) Each of the Loan Documents constitutes the legally valid and binding obligation of each Obligor party thereto, and assuming the due authorization, execution and delivery of the Collateral Agreement by the parties thereto, the Collateral Agreement constitutes the legally valid and binding obligation of the Lien Grantor, in each case, enforceable against such Person in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(4) The execution and delivery by the Borrower of the Loan Documents to which it is a party do not, and the Borrower’s performance of its obligations under such Loan Documents will not (i) violate the Borrower’s certificate of incorporation or bylaws or other constitutive documents of the Borrower, (ii) violate, breach, or result in a default under, any existing obligation of or restriction on the Borrower under any other agreement (the “Other Agreements”) identified in Schedule I attached hereto, or (iii) breach or otherwise violate any existing obligation of or restriction on the Borrower under any order, judgment or decree of any New York or federal court or governmental authority binding on the Borrower identified in the Opinion Certificate. If an Other Agreement is governed by the laws of a jurisdiction other than New York, we have assumed such Other Agreement is governed by the laws of the State of New York.

(5) The execution and delivery by the Borrower of the Loan Documents to which it is a party do not, and the Borrower’s performance of its obligations under such Loan Documents will not, violate the Delaware General Corporation Law or any current New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or to transactions of the type contemplated by the Loan Documents.

(6) No order, consent, permit or approval of any New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to the Borrower or the Lien Grantor or to transactions of the type contemplated by the Loan Documents is required on the part of the Borrower or the Lien Grantor for the execution and delivery of, and performance of their respective obligations under, the Loan Documents to which it is a party, respectively, except for such as have been made or obtained.

(7) The Collateral Agreement is effective to create in favor of the Collateral Agent a security interest in that Collateral (which term is used in this Opinion as such term is defined in the Collateral Agreement) of the Lien Grantor in which a security interest may be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “NY Code”).

(8) The Collateral Agreement is effective to create in favor of the Collateral Agent a security interest in the Certificated Security (as defined below) identified on Schedule II attached hereto under the NY Code. Upon delivery of the security certificate representing the Certificated Security listed on Schedule II attached hereto to the Collateral Agent in the State of New York, effectively endorsed to the Collateral Agent or in blank, Collateral Agent will acquire a perfected security interest in such Certificated Security, free of adverse claims. For purposes of this paragraph, “Certificated Security” means “certificated securities” as defined in Section 8-102 of the Code.

(9) Neither the Borrower nor the Lien Grantor is an investment company required to register under the Investment Company Act of 1940, as amended.

(10) Neither the extension of credit nor the use of proceeds provided in the Loan Agreement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System. For purposes of this opinion, we have assumed that none of the Lenders is a “creditor” as defined in Regulation T.

Our opinion in paragraph 3 above as to the enforceability of the Loan Documents is subject to:

(i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

(ii) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii) the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies; and

(iv) the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver.

Our opinion in paragraph 3 is subject to the qualification that certain rights, remedies, waivers and other provisions of the Loan Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Loan Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Loan Documents purports to provide (except for the economic consequences of procedural or other delay).

For purposes of the opinions expressed in paragraphs 4, 5 and 6, we have assumed that the Borrower will not in the future take any discretionary action (including a decision not to act) permitted by the Loan Documents that would cause the performance of the Loan Documents to violate any organizational document of the Borrower, the Delaware General Corporation Law or any New York or federal statute, rule or regulation, or require an order, consent, permit or approval to be obtained from a New York or federal governmental authority.

We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of your business.

We express no opinion as to any provision of the Loan Documents insofar as it purports to grant a right of setoff in respect of any Obligor’s assets to any person other than a creditor of such Obligor.

We advise you that Section 9.15 of the Loan Agreement, which provides for non-exclusive jurisdiction of the courts of the State of New York and federal courts sitting in the State of New York, may not be binding on the federal courts sitting in the State of New York (or any federal appellate court).

We advise you that if an action based on the Loan Documents were commenced in a federal or state court in New York, a judgment for money relating to the Loan Documents ordinarily would be enforced only in United States dollars. The method used to determine the rate of conversion of foreign currency into United States dollars will depend on various factors.

We express no opinion concerning (i) federal or state securities laws or regulations or (ii) the foreign assets control regulations of the Trading with the Enemy Act, as amended, the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto.

Our opinions in paragraphs 7 and 8 are (i) limited to Article 9 of the NY Code (except our opinion in paragraph 8 to the extent it addresses Article 8 of the NY Code) and do not address (A) laws of jurisdictions other than New York, (B) collateral not subject to Article 9 of the NY Code (including by reason of Section 9-109(c) or (d) thereof), or (C) under Sections 9-301 through 9-306 of the Uniform Commercial Code as in effect in any jurisdiction, or otherwise, what law governs the perfection of the security interests granted in the collateral covered by those opinion paragraphs, and (ii) subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and to the effect of general principles of equity.

We express no opinion with respect to:

(i) the priority of any security interest, except as set forth in paragraph 8 relating to Certificated Security or the perfection of any security interest except as set forth in paragraph 8; and

(ii) Collateral consisting of real property, copyrights, farm products, consumer goods, as-extracted collateral, commercial tort claims, cooperative interests (as such terms are defined in the NY Code) and timber to be cut.

We express no opinion regarding any provision of the Collateral Agreement that purports to permit Collateral Agent or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with the NY Code, any other applicable federal and state laws and any agreement governing such Collateral, or to impose on Collateral Agent standards of care of Collateral in Collateral Agent’s possession other than as provided in Section 9-207 of the NY Code. We advise you that federal and state securities laws may limit the right to transfer or dispose of Collateral that may constitute securities under such laws.

In rendering the opinions in paragraphs 7 and 8, we have assumed that:

(i) the Lien Grantor has, or will have at the relevant time, rights in the Collateral in which the Lien Grantor has granted a security interest to Collateral Agent within the meaning of Section 9-203(b)(2) of the NY Code at all times relevant to this opinion;

(ii) the Collateral is reasonably identified in the description of collateral set forth in the Collateral Agreement in accordance with Section 9-108 of the NY Code;

(iii) at all times relevant to this opinion, value has been given within the meaning of Section 9-203(b)(1) of the NY Code; and

(iv) neither Collateral Agent nor the Lenders have notice of any adverse claims to the Certificated Security referred to in paragraph 8.

We advise you that we have not made or undertaken to make any investigation as to the existence of or state of title to the Collateral and we express no opinion as to the existence, condition, or location of the Collateral.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York and the present Delaware General Corporation Law and Article 9 of the Delaware Code, in each case, as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is furnished by us as special New York counsel for Borrowers and may be relied upon by you only in connection with the Loan Documents. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisors, to governmental regulatory agencies having jurisdiction over you, to permitted assignees of the Loans in connection with such assignment and to participants in connection with their purchase of a participation interest in the Loans. At your request, we hereby consent to reliance on this opinion by such assignees (but not such participants) to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than its addressee(s). This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

Schedule I

Other Agreements

Agreement dated June 8, 2006 between Synutra International, Inc. and the Department of Finance of Zhen Lan Qi (County) of Inner Mongolia.

Share Exchange Agreement dated June 14, 2005 among Vorsatech Ventures Inc., Thomas Braun and Berlin Capital Investments, Beams Power Investment Corporation and Strong Gold Finance Corporation, and Synutra International, Inc.

License and Supply Agreement dated September 1, 2003 between Martek Biosciences Corporation and American St. George Biological Technology Corporation (n/k/a Synutra International, Inc.).

Schedule II

Certificated Security

Issuer	Certificate No.	Percent Pledged
Synutra International, Inc.	[•][2]	100%

2  OM&M /Troy Gould to provide.

EXHIBIT D

FORM OF PRC COUNSEL OPINION

April 19, 2007

ABN AMRO Bank N.V., Hong Kong Branch
38/F, Cheung Kong Centre
2 Queen’s Road Central
Hong Kong SAR

Re:	Synutra International Inc. - Loan Agreement

Dear Sirs,

We have acted as special PRC counsel for Synutra International Inc. (the “Company”), a Delaware corporation, and its PRC Subsidiaries (the “Subsidiaries”) and the Individual Guarantors in connection with the Loan Agreement dated as of April, 2007 (the “Loan Agreement”) among the Company, the Individual Guarantors listed therein (the “Individual Guarantors”, and the Individual Guarantors and the Company, collectively the “Obligors”), ABN AMRO Bank N.V., Hong Kong Branch as Lender (the “Lender”) and Collateral Agent (the “Collateral Agent”). Terms used (but not defined) herein have the meanings assigned to them in the Loan Agreement or, if not defined in the Loan Agreement, the meanings assigned to them in the Collateral Agreement.

We have reviewed executed copies of:

(a) the Loan Agreement; and

(b) the Collateral Agreement dated as of April 19, 2007 (the “Collateral Agreement”) among the Lien Grantor, the Borrower, the Lender and the Collateral Agent.

The documents listed in items (a) through (b) above are sometimes hereinafter referred to as the “Loan Documents”. The documents listed in item (b) above is sometimes hereinafter referred to as the “Collateral Documents”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and certificates of public officials and officers of the Company and the Subsidiaries and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

1. Each Subsidiary of the Company organized under the laws of the PRC (each “PRC Subsidiary”) is validly existing and in good standing under the laws of the PRC.

2. The execution, delivery and performance by each Individual Guarantor of the Loan Documents to which it is a party, is within its power. Each Individual Guarantor has duly executed and delivered each Loan Document to which it is a party.

3. Each Obligor and each PRC Subsidiary of the Company has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (1) own its assets and carry on its business and (2) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

4. Each of the Company and its Subsidiaries is duly qualified and licensed and in good standing under the laws of the PRC to the extent that its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5. The execution, delivery and performance, by, and the enforcement against, each Obligor of each Loan Document to which it is a party require no action by or in respect of, or filing with, any governmental body, agency or official under PRC law and do not contravene any provision of applicable PRC law or regulation.

6. The execution, delivery and performance by each Obligor of each Loan Document to which he or it is a party do not and will not conflict with or result in any breach or contravention of, or the creation of any Lien (other than the Liens created by the Collateral Agreements) under, (a) any Contractual Obligation, governed by PRC Law, to which any Obligor or any Affiliate of any Obligor is a party or (b) any order, injunction, writ or decree of any Governmental Authority in the PRC or any arbitral award to which any Obligor or any Affiliate of any Obligor or his or its property is subject.

7. Each Loan Document constitutes a valid and binding agreement of each Individual Guarantor party thereto, in each case enforceable against such Individual Guarantor in accordance with its terms.

8. There are no actions, suits, proceedings, claims or disputes pending or, to our knowledge after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority in the PRC, by or against any Obligor or any Affiliate of any Obligor or against any of its or their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

9. The payment obligations of each Individual Guarantor under the Loan Documents rank at least pari passu with the claims of all of his (or her) or its other unsecured and unsubordinated creditors.

10. Meng Xiuqing is not a resident of the PRC as defined in Article 1 of the Notice No. 75.

11. Each Individual Guarantor has obtained all applicable governmental licenses, registrations, authorizations, consents and approvals for their respective direct or indirect investments in the Borrower, including any registration pursuant to Article 1 of the Notice (Hui Fa 2005 No. 75) issued by the State Administration of Foreign Exchange of the PRC and have delivered all applicable notices to Governmental Authorities in connection therewith.

12. Each PRC Subsidiary has obtained or completed (a) all approvals, consents, exemptions, authorizations or other actions by or notices to, or filings with any PRC Governmental Authority or any person and (b) any corporate or shareholder approval necessary or required in order to permit such PRC Subsidiary to pay dividends or make any other distributions on its Capital Stock.

13. The choice of New York law as the governing law of each of the Loan Documents is a valid choice of law.

14. Each of the Individual Guarantors has validly appointed CT Corporation System as its agent for service of process pursuant to Section 9.17 of the Loan Agreement.

15. The choice of New York law as the proper law to govern the obligations of the parties under the Loan Documents should be upheld as a valid choice of law by the courts of the PRC and applied by such courts in proceedings relating to the obligations of the parties under the Loan Documents, unless the application of New York law would contravene the public policy of the PRC law. We are not aware of any public policy of the PRC law that would be impugned by the enforcement of the express provisions of the Loan Documents.

16. Each Individual Guarantor has validly submitted to the jurisdiction as set forth in Section 9.15 of the Loan Agreement.

The law covered by this opinion is limited to the law of the PRC and any province or other political subdivision thereof. We express no opinion as to the laws of any other jurisdiction.

Very truly yours,

EXHIBIT E

FORM OF BVI COUNSEL OPINION

19 April 2007

ABN AMRO Bank N.V., Hong Kong Branch
38/F, Cheung Kong Centre
2 Queen’s Road Central
Hong Kong SAR

Attention : the board of directors

Dear Sirs,

Beams Power Investment Limited

We have acted as special legal counsel in the British Virgin Islands to Beams Power Investment Limited (the “Company”) in connection with the granting by the Company of a security interest over shares of Synutra International, Inc. a Delaware corporation (the “Issuer”).

For the purposes of giving this opinion, we have examined a collateral agreement between the Company, the Issuer and ABN AMRO Bank N.V., Hong Kong Branch (the “Bank”) dated 19 April, 2007, which is herein sometimes referred to as the “Document” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the articles of association of the Company, as obtained from the Registrar of Corporate Affairs on [ ] April 2007, resolutions in writing signed by all the directors of the Company and dated [ ] April 2007 and resolutions in writing signed by all the shareholders of the Company and dated [ ] April 2007, (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Document; (d) the due execution and delivery of the Document by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Document and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolution, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the Sate of New York (the “Foreign Laws”) of the Document which is expressed to be governed by such Foreign Laws in accordance with its terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Document to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of such state (the “Foreign Courts”) and (j) that on the date of entering into the Document the Company is, and immediately after entering into the Document will be, able to pay its liabilities as they become due.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Document. In particular, the obligations of the Company under the Document (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We express no opinion as to the enforceability of any provision of the Document which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2. The Company has the necessary corporate power and authority to enter into and perform its obligations under the Document. The execution and delivery of the Document by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or articles of association of the Company nor any applicable law, regulation, order or decree in the British Virgin Islands.

3. The Company has taken all corporate action required to authorise its execution, delivery and performance of the Document. The Document has been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company enforceable against it in accordance with the terms thereof.

4. No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Document.

5. Except as set out in this paragraph, it is not necessary or desirable to ensure the enforceability in the British Virgin Islands of the Document that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands. The Company is required to keep a register of all charges created on or after the date that the Company re-registered as a BVI business company under the BVI Business Companies Act 2004 (“relevant charges”). To the extent that the Document creates a relevant charge over assets of the Company, particulars of the charge must be entered in the register and a copy of the register shall be kept at the registered office of the Company or at the office of its registered agent. Where the Document creates a relevant charge, it may be desirable to ensure the priority in the British Virgin Islands of the charge that the particulars of the charge be registered at the office of the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004. On registration, to the extent that British Virgin Islands law governs the priority of a charge, such charge will have priority in the British Virgin Islands over a relevant charge on the property that is subsequently registered in accordance with section 163 and a relevant charge on the property that is not registered in accordance with that section, provided that a registered floating charge is postponed to a subsequently registered fixed charge unless the floating charge contains a prohibition or restriction on the power of the company to create any future charge ranking in priority to or equally with the charge. A registration fee of $100.00 will be payable in respect of the registration.

It should be noted that charges created before the date that the Company re-registered as a BVI business company under the BVI Business Companies Act 2004 ("Preexisting Charges") will continue to rank in the order in which they would have ranked had the relevant section of the BVI Business Companies Act 2004 not come into force and thus may have priority over any of the Documents which creates a relevant charge.

Under BVI law, “charge” means any form of security interest, whether fixed or floating, over property, wherever situated, other than an interest arising by operation of law.

However, as the Document is governed by the Foreign Laws, the question of whether it would constitute a charge would be determined under the Foreign Laws.

6. The Document will not be subject to ad valorem stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Document other than as stated in paragraph 5 hereof.

7. The choice of the Foreign Laws as the governing law of the Document is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands. The submission in the Document to the non exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company and enforceable against it.

8. The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Document under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands.

9. There is no income or other tax of the British Virgin Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Document.

10. Based solely upon a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola, British Virgin Islands conducted at ____ on ___________ 2007 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal proceedings pending in the British Virgin Islands to which the Company is subject.

11. Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs at _____ on ___________ 2007 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted at _____ on _________ 2007 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject. Further, based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no details have been lodged of any steps taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (however, it should be noted that (i) failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver and (ii) in the case of the appointment of a liquidator, notice of the appointment of a liquidator may be filed up to 14 days after the actual appointment).

12. Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs at _____ on __________ 2007, (which would not reveal details of matters which have not been lodged for registration or which have been lodged for registration but not actually registered at the time of our search) no register of mortgages, charges and other encumbrances of the Company has been filed at the offices of the Registrar of Corporate Affairs under the International Business Companies Act (the “IBC Act”). No charge has been registered at the Registrar of Corporate Affairs in respect of the Company under Section 163 of the BVI Business Companies Act (“BC Act”). Based on our review of a registered agent’s certificate issued by the registered agent of the Company dated [ ] April 2007 and a certificate issued by a director of the Company dated [ ] April 2007, the Company does not maintain a register of mortgages, charges and other encumbrances at its registered office under the IBC Act or a register of relevant charges at its registered office or the office of its registered agent under Section 162 of the BC Act. It should be noted that (i) the creation of a register of mortgages, charges and other encumbrances is not mandatory under the IBC Act and if such a register is created and maintained at the registered office of the Company , the filing of such register at the office of the Registrar of Corporate Affairs is further not mandatory under the IBC Act and (ii) it is mandatory for a register of charges to be created and maintained at the registered office of the Company or at the office of its registered agent under the BC Act but the filing of such register at the offices of the Registrar of Corporate Affairs is not mandatory under the BC Act.

13. The Bank will not be deemed to be resident, domiciled or carrying on business in the British Virgin Islands by reason only of the execution, performance and/or enforcement of the Document by the Company.

14. The Bank has standing to bring an action or proceedings before the appropriate courts in the British Virgin Islands for the enforcement of the Document. It is not necessary or advisable in order for the Bank to enforce its rights under the Document, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the British Virgin Islands.

15. The Company is not entitled to any immunity under the laws of the British Virgin Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Document in respect of itself or its property.

16. The obligations of the Company under the Document will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Company, other than indebtedness which is preferred by virtue of any provision of the laws of the British Virgin Islands of general application.

17. The Document is in an acceptable legal form under the laws of the British Virgin Islands for enforcement thereof in the British Virgin Islands.

18. The appointment of CT Corporation System to accept service of process in the Foreign Courts pursuant to the Document is legal, valid and binding on the Company.

Yours faithfully,